Exhibit 10.1

July 1, 2004

Sumner M. Redstone

c/o Viacom Inc.

1515 Broadway

New York, New York 10036

Dear Mr. Redstone:

Effective as of July 1, 2004 (the “Effective Date”), you will continue to be employed as the Chief Executive Officer of Viacom Inc. (“Viacom”) and serve as Chairman of the Board of Directors of Viacom (the “Board”) pursuant to the terms of this letter agreement (the “Agreement”).

1.             Duties.  During your employment with Viacom, you will perform such duties and have such responsibilities and authority as are set forth hereunder:

As Chairman and Chief Executive Officer of Viacom, you shall have all the rights, powers, authority, functions, duties and responsibilities customarily associated with such titles, and such additional rights, powers, authority, functions, duties and responsibilities as the Board may assign to you from time to time that are commensurate with your status as Chairman and Chief Executive Officer.

2.             Compensation.  As the sole compensation for services to be rendered by you in all capacities to Viacom, its subsidiaries and affiliates, you will receive the following compensation from Viacom.

(a)           Salary:  For all the services rendered by you in any capacity hereunder, Viacom agrees to pay you the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) per annum (“Salary”), payable in accordance with Viacom’s then effective payroll practices but no less frequently than semi-monthly.

(b)           Deferred Compensation:  In addition to your Salary, you shall earn, with respect to each payroll period during your employment with Viacom, additional amounts (“Deferred Compensation”), the payment of which (together with the return thereon as provided in this paragraph 2(b)), shall be deferred until January of the first calendar year following the year in which you cease to be an “executive officer” of Viacom, as defined by the rules and regulations of the Securities Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, and payable at that time or at such later date as shall be determined pursuant to paragraph 13.  The Deferred

Sumner M. Redstone

July 1, 2004

Compensation for the six (6) month period from July 1, 2004 through December 31, 2004 shall equal One Million Dollars ($1,000,000), based on an annualized rate of Two Million Dollars ($2,000,000).  The annualized rate of Deferred Compensation for each subsequent calendar year during your employment with Viacom shall be increased by Three Hundred Thousand Dollars ($300,000) on each January 1st during your employment with Viacom, commencing January 1, 2005.  Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the Viacom Excess 401(k) Plan for Senior Executives (as such plan may be amended from time to time, the “Excess 401(k) Plan”) is determined (it being understood and agreed that, if at any time during which the Deferred Compensation remains payable, your account balance in the Excess 401(k) Plan is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your Excess 401(k) Plan account was notionally invested immediately prior to its distribution).  Viacom’s obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 2(b)) shall be an unfunded obligation to be satisfied from the general funds of Viacom.

(c)           Bonus Compensation.  In addition to your Salary and Deferred Compensation, you shall be entitled to receive bonus compensation for each of the calendar years during your employment with Viacom, determined and payable as follows (“Bonus”):

(i)            Your Bonus for each of the calendar years or portion thereof during your employment with Viacom will be based upon achievement of the performance goal established by the Viacom Compensation Committee for each calendar year and partial calendar year performance period during your employment with Viacom and shall be determined, in accordance with the Viacom Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (the “Senior Executive STIP”), which performance goal shall be no less favorable to you than the performance goal used to determine the amount of bonus payable to any other executive of Viacom who participates in the Senior Executive STIP.

(ii)           Your Target Bonus for each of the calendar years or portion thereof during your employment with Viacom shall be 200% of your Salary and Deferred Compensation at the annualized rate in effect at the end of such period.  Your Bonus may be prorated for any partial calendar year that you are employed by Viacom under this Agreement.

Sumner M. Redstone

July 1, 2004

(iii)          Assuming the performance goal pre-established by the Viacom Compensation Committee for each calendar year or partial calendar year performance period during your employment with Viacom has been achieved and certified by the Committee, the Compensation Committee is entitled to use its negative discretion to reduce the amount of the Bonus that you are entitled to receive for such performance period.

(iv)          Your Bonus for any calendar year during your employment with Viacom shall be payable by February 28th of the following year.  For the avoidance of doubt, it is understood that you will receive the Bonus to which you are entitled for each calendar year in which you were employed, even if you are not employed on February 28th of the following year or on the actual date on which bonuses are paid for such year.

(v)           In the event that the Senior Executive STIP is amended or terminated, you will be given an opportunity under the amended or successor plan to earn bonus compensation equivalent to the amount that you could have earned under this paragraph 2(c) but subject to the same limitations.

(d)           Long Term Compensation.  In addition to your Salary, Deferred Compensation and Bonus, you shall receive the following grants of long-term compensation under the Viacom 2004 Long-Term Management Incentive Plan (the “2004 LTMIP”) or a successor plan (together with Viacom’s 1994, 1997 and 2000 Long-Term Management Incentive Plans, collectively, the “LTMIP”):

(i)            Stock Option Grants.  The Viacom Compensation Committee awarded you, on July 1, 2004, grants under the 2004 LTMIP to purchase an aggregate of One Million Five Hundred Thousand (1,500,000) shares of Viacom Class B Common Stock as follows:  (x) a grant of stock options to purchase Five Hundred Thousand (500,000) shares of Viacom Class B Common Stock that will vest on December 31, 2004; and (y) a grant of stock options to purchase One Million (1,000,000) shares of Class B Common Stock that will vest in four (4) equal installments on July 1, 2005, July 1, 2006, July 1, 2007 and July 1, 2008.  Each grant has a per share exercise price of $35.51 (which is equal to the closing price of a share of Viacom Class B Common Stock on the New York Stock Exchange on the July 1, 2004 date of grant).

Sumner M. Redstone

July 1, 2004

(ii)           Restricted Units.  The Viacom Compensation Committee will award you four (4) grants under the LTMIP, each for 115,000 restricted share units (“Restricted Units”), during the first calendar quarter of 2005, 2006, 2007 and 2008.  Each Restricted Unit will correspond to one (1) share of Viacom Class B Common Stock.  At the time of each grant, the Compensation Committee will establish a performance goal requirement for such award of Restricted Units for a performance period that will end no later than December 31st of the year in which the grant is made.  The Compensation Committee shall establish the same performance goal for each grant of Restricted Units that it establishes for the Senior Executive STIP for the performance period during which such grant of Restricted Units is awarded.  At the first Compensation Committee meeting held after the end of each performance period during which Restricted Units were awarded (which meeting is expected to be held in January), the Compensation Committee will determine whether the performance goal for each award of Restricted Units has been achieved.  If the Committee certifies that the performance goal established for an award of Restricted Units has been achieved, the award will vest and become payable as described below.  If the Compensation Committee finds that the goal established for any grant of Restricted Units has not been achieved, the award will not vest and will be cancelled.  The Restricted Units will be payable only in shares of Class B Common Stock.  Prior to the end of each calendar year during your employment with Viacom, you will have an option to defer receipt of payment of the Restricted Units that will be awarded during the following year; you can defer payment of such Restricted Units as follows:  (x) for up to ten (10) years after the Restricted Units vest for in-service distributions, and (y) for up to three (3) years after the termination of your Viacom employment for post-termination distributions.  If a timely election to defer is not made for any award of Restricted Units, payment of such Restricted Units will be made shortly after the Restricted Units vest.  Notwithstanding any of the foregoing, payment of each award of Restricted Units will be deferred to the date determined in accordance with paragraph 13 if such date is later than the date on which payment would otherwise be made.

3.             Benefits.

(a)           You shall be entitled to participate in such medical, dental and life insurance, 401(k), pension and other plans as Viacom may have or establish from time to time and in which any other Viacom executives are eligible to participate.  The foregoing,

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July 1, 2004

however, shall not be construed to require Viacom to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.  In the event your benefits in such plans are reduced or terminated and such reduction or termination was not the result of a change in law, Viacom shall continue to provide you with benefits equivalent to the benefits provided prior to any such reduction or termination during your employment with Viacom.  It is further understood and agreed that all benefits you may be entitled to as an employee of Viacom shall be based upon your Salary plus Deferred Compensation (as though it were Salary), as set forth in paragraphs 2(a) and (b), and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.  You shall be entitled to four (4) weeks vacation.

(b)           Viacom shall provide you with no less than Five Million Dollars ($5,000,000) of life insurance during your employment with Viacom; provided, that the amount of such life insurance, and the terms and conditions under which it is provided, shall be no less favorable than those currently in effect for you.  You shall have the right to assign the policy for such life insurance to your spouse and/or issue or to a trust or trusts primarily for the benefit of your spouse or issue.

4.             Business Expenses, Perquisites.  During your employment with Viacom, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder on a basis no less favorable than that provided by Viacom to any of its senior executives but in any event on a basis no less favorable to you than had previously been provided to you prior to the date of this Agreement.  You shall be entitled to receive all perquisites made available by Viacom from time to time during your employment with Viacom to any other senior executives of Viacom but in any event on a basis no less favorable to you than had previously been provided to you prior to the date of this Agreement.  Without limiting the generality of the foregoing, you shall be entitled to (i) a car allowance and insurance in accordance with Viacom’s policy and (ii) use of a private airplane in accordance with Viacom policy on a basis no less favorable than that provided by Viacom to any of its senior executives but in any event on a basis no less favorable to you than had previously been provided to you prior to the date of this Agreement.  Viacom shall pay all fees and expenses of your counsel and other fees and expenses which you may incur in an effort to establish entitlement to compensation or other benefits under this Agreement in the event that you ultimately prevail.

5.             Indemnification.

(a)           Viacom shall indemnify and hold you harmless, to the maximum extent permitted by law and by the Restated Certificate of Incorporation and/or the Bylaws of Viacom, against judgments, fines, amounts paid in settlement of and reasonable expenses incurred by you in connection with the defense of any action or proceeding (or any appeal therefrom) in which you are a party by reason of your position as Chief Executive Officer and Chairman of the Board or any other office you may hold

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July 1, 2004

with Viacom or its affiliates or by reason of any prior positions held by you with Viacom or any of its affiliates or predecessors or for any acts or omissions made by you in good faith in the performance of any of your duties as an officer of Viacom.

(b)           To the extent that Viacom maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein.

6.             Notices.  All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party. Any notice given by mail shall be deemed to have been given three days following such mailing.

7.             Assignment.  This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliate of or any successor in interest to Viacom, provided that such assignee assumes the obligations of Viacom hereunder.

8.             New York Law, Etc.  This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought in the state or federal courts located in the City of New York.

9.             Termination at Will.  This Agreement can be terminated by either party at will upon notice to the other party, provided that any termination is not intended, and shall not be construed, to affect your rights in any compensation and benefits that have been granted or accrued prior to such termination.

10.           Entire Understanding.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

11.           Void Provisions.  If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

12.           Supersedes Previous Agreements.  Effective as of the Effective Date, this Agreement shall supersede and cancel all prior agreements relating to your employment by Viacom or any of its affiliates and predecessors, including, without limitation, the letter agreement, effective as of May 5, 2003, between Viacom and you.  Notwithstanding the preceding sentence, this Agreement is not intended, and shall not be

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July 1, 2004

construed, to affect your rights in any compensation or benefits that have been granted or accrued prior to the Effective Date.

13.           Deductions and Withholdings, Payment of Deferred Compensation.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.  Notwithstanding any other provision of this Agreement to the contrary, no distribution of Deferred Compensation, payment for any restricted share units or distribution of any other deferred compensation shall be made sooner than the earliest date permitted under the provisions of the Internal Revenue Code of 1986, as amended, or the rules or regulations promulgated thereunder, as in effect on the date of such payment, in order for such payment to be taxable at the time of the distribution thereof.

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement and return it to the undersigned for execution on behalf of Viacom; after this Agreement has been executed by Viacom and a fully executed copy returned to you, it shall constitute a binding agreement between us.

VIACOM INC.

By:	/s/ MICHAEL D. FRICKLAS
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

ACCEPTED AND AGREED:

/s/ SUMNER M. REDSTONE
Sumner M. Redstone